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                                                                 EXHIBIT 2.5.2

                                 March 22, 1997

VIA FACSIMILE 972-401-0839
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The Company Doctor
Las Colinas -- Williams Square
5215 N. O'Connor Blvd.
Suite 1800
Irving, Texas 75039
Attention:      Donald D. Angle, M.D.,
                Chairman, C.E.O.

Dear Dr. Angle:


        This letter is to confirm the agreements we reached in our telephone conversations last evening regarding (i) the registration under the Securities Act of 1933, as amended (the "Securities Act"), of the 113,376 shares of The Company Doctor common stock owned by Henry H. Calderoni, M.D. and the 113,376 shares of The Company Doctor common stock owned by Francisco J. Guerra, M.D., (such 226,752 shares being collectively referred to herein as the "TCD Shares"), and (ii) the withdrawal of our notices of rescission of the transfer of the TCD Shares pursuant to our letters (herein, collectively, the "Notices of Rescission"), dated March 5, 1997, to Mr. Robert K. Aiken, Vice President of The Company Doctor. Those letters exercised our right of rescission pursuant to Section 3 of the Stock Purchase Agreement (the "Stock Purchase Agreement") effective July 1, 1996, by and among The Company Doctor, as Purchaser, and Doctors' Inn Incorporated, Henry H. Calderoni, M.D. and Francisco J. Guerra, M.D., as Sellers, based upon the Purchaser's failure to register the TCD Shares on or before February 28, 1997.


        You have requested that we amend Section 3 of the Stock Purchase Agreement to provide that the Purchaser shall use its best efforts to cause to be effective the registration of the TCD Shares not later than April 30, 1997 (herein, the "Registration"). The amendment is to further provide that if the Purchaser fails to timely cause the Registration by April 30, 1997, Sellers shall have the right, exercisable by Sellers giving written notice to Purchaser subsequent to April 30, 1997, but prior to June 30, 1997, to rescind the transfer of the TCD Shares, in which event (i) Sellers shall return the TCD Shares to Purchaser and (ii) Purchaser shall pay to Seller within 15 days after Purchaser receives Sellers' notice of rescission of the transfer of the TCD Shares the greater of (i) $1,125,000.00 or (ii) the market value of the TCD Shares owned by that Seller, which would have been registered pursuant to
Section 3 of the Stock Purchase Agreement, calculated based upon the average of the closing trading price on NASDAQ of a share of The Company Doctor stock for the five most recent trading days prior to April 30, 1997. The form of your proposed amendment, captioned "Amendment to Stock Purchase Agreement" (herein, the "Amendment"), prepared by you, is attached to this letter.

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        We agree to withdraw our Notices of Rescission and to execute the
Amendment subject to the following agreements by The Company Doctor, each of which shall be a condition to the withdrawal of our Notices of Rescission and our execution of the Amendment:

        1. In consideration of our withdrawal of our Notices of Rescission and our execution of the Amendment, The Company Doctor shall issue to each of Sellers 6,666 additional shares of The Company Doctor common stock (the "Additional Shares") within five (5) business days after the effective date of this agreement.

        2. The Stock Purchase Agreement shall be further amended to provide that the Purchaser shall use its best efforts to cause to be effective the registration of the Additional Shares not later than April 30, 1997 (herein, the "Additional Share Registration"). The amendment is to further provide that if the Purchaser fails to timely cause the Additional Share Registration by April 30, 1997, Sellers shall have the right, exercisable by Sellers giving written notice to Purchaser subsequent to April 30, 1997, but prior to June 30, 1997, to rescind the transfer of the Additional Shares, in the event (i) Sellers shall return the Additional Shares to Purchaser and (ii) Purchaser shall pay to Seller within 15 days after Purchase receives Sellers' notice of rescission of the transfer of the Additional Shares the greater of
(i) $40,000.00 or (ii) the market value of the Additional Shares owned by that Seller, which would have been registered pursuant to Section 3 of the Stock Purchase Agreement, as amended, calculated based upon the average of the closing trading price on NASDAQ of a share of The Company Doctor stock for the five most recent trading days prior to April 30, 1997.

        3. We have by letter dated August 22, 1996 requested that you register the TCD Shares under the Securities Act. To the extent that request was rescinded by our Notices of Rescission, by this letter Sellers hereby request, upon your acceptance of the terms of this letter, that your register under the Securities Act the TCD Shares, and the Additional Shares issued to each of Sellers pursuant to this agreement, in accordance with Section 3 of the Stock Purchase Agreement, as amended by the Agreement, that Purchaser shall use its best efforts to cause to be effective the registration of the TCD Shares and the Additional Shares not later than April 30, 1997.

        4. The Stock Purchase Agreement shall be further amended to provide that for a period beginning on the earlier of the date of Registration or April 30, 1997 and ending on February 28, 1998, Sellers shall not sell, assign, transfer, deliver, burden, pledge or encumber in any one month more than one-twelfth (1/12th) of the TCD Shares or the Additional Shares. Commencing March 1, 1998, this restriction shall terminate in its entirety as to both the TCD Shares and the Additional Shares.

        5. The additional amendments to the Stock Purchase Agreement required by the terms of this agreement must be in form and substance reasonably acceptable to both Sellers and Purchasers and shall be executed by the parties within five (5) business days after the effective date of this agreement.

        6. The Company Doctor agrees to reimburse us for all attorney's fees incurred by us in connection with this matter. We have incurred approximately $5,800 in fees to date.
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There may be additional fees due for work performed by our counsel after this date. Reimbursement if the final amount of our fees must be made to our account by wire transfer within five (5) business days after the effective date of this agreement. We will timely inform you of the final amount after receipt of this agreement signed by you as provided below.

        7. The effective date of this agreement shall be the date when the undersigned receives a counterpart of this letter agreement signed by The Company Doctor as provided below. To facilitate this matter we have, at your request, executed the Amendment attached hereto, however, you understand and agree that the amendment is subject to and contingent upon your acceptance of this terms and conditions of this letter. In the event such terms are not acceptable to The Company Doctor, the Amendment is not effective as to the undersigned and we request that you return the original executed Amendment to the undersigned.

        8. The Company Doctor further understands and agrees that its failure to timely perform any of the foregoing terms and conditions shall entitle us, in addition to any other right or remedy we may have under the Stock Purchase Agreement, or otherwise, to a rescission of this agreement and the reinstatement of our original Notices of Rescission. Time is of the essence of this agreement.

        If the foregoing accurately states our agreement please indicate your acceptance and agreement of these terms by having an authorized officer sign below.

        Thank you,


                                           Very truly yours,


                                           /s/ FRANCISCO J. GUERRA, M.D.
                                           ------------------------------------
                                           Francisco J. Guerra, M.D.,
                                           individually and on behalf of
                                           Henry H. Calderoni, M.D.


ACCEPTED AND AGREED:

THE COMPANY DOCTOR,
a Delaware corporation



/s/ Donald F. Angle, M.D.
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Name:
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Its:
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Date: March __, 1997